STATE OF MICHIGAN
                         DEPARTMENT OF ATTORNEY GENERAL


                                    [LOGO]             P.O. Box 30212
                                                       LANSING, Michigan 48909


                                    MIKE COX
                                ATTORNEY GENERAL


                                                          CONTACT: Sage Eastman
August 4, 2003                                            517-373-8060



              MICHIGAN AG JUMPS INTO TAUBMAN-SIMON LEGAL BATTLE
COX: MICHIGAN SHAREHOLDERS, WORKERS DESERVE PROTECTION FROM HOSTILE TAKEOVERS

      LANSING, MI - To protect Michigan shareholders and Michigan jobs, Attorney General Mike Cox announced today that he is weighing into the legal question posed by the Taubman-Simon battle.
      A ruling from federal U.S. District Court Judge Victoria Roberts stripped the Bloomfield Hills-based company of its ability to block a hostile takeover by the Simon Property Group, based out of Indianapolis. The 15-page brief filed by Cox states that Judge Roberts erroneously inferred a "deemed acquisition" concept not found in Michigan law.
      The case, which is currently on appeal to the Sixth Circuit, heated up last week when the Indiana Attorney General filed a last-minute amicus brief on behalf of the Simon Property Group. Cox, responding immediately, put his legal team in action and will file the brief today, the deadline for all briefs.
      "This entire debate is about an out-of-state corporate raider trying to manipulate Michigan law to attack the voting rights of Michigan shareholders," Cox said. "I am filing this brief with one simple message: Michigan workers and job-providers will not stand alone in this fight."
      "The legal stakes are bigger than Taubman's and Simon's interests combined," Cox added. "Michigan law has long sought to protect the voting rights of shareholders and small businesses. Simon and their allies should not be allowed to turn the law on its head at the expense of shareholders."
      By entering the legal battle, Cox joined with a diverse group of Taubman supporters. From the Michigan Chamber of Commerce to the Teamsters, there has been a growing chorus calling for greater clarity and protection under the law.
      "We appreciate the Attorney General joining those of us standing up for Michigan companies and Michigan jobs," said Bill Black, Director of Teamsters DRIVE.

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